DLA Piper (Canada) LLP Suite 6000, 1 First Canadian Place PO Box 367, 100 King St W Toronto ON M5X 1E2 www.dlapiper.com

April 29, 2021

Salona Global Medical Device Corporation

3330 Caminito Daniella

Del Mar, California 92014

Dear Sirs/Mesdames:

Re: Salona Global Medical Device Corporation

We have acted as British Columbia legal counsel to Salona Global Medical Device Corporation (the "Issuer"), a company incorporated under the laws of the Province of British Columbia, in connection with:

1. The issuance by the Issuer (the "Concurrent Salona Financing") of 7,869,005 subscription receipts (the "Salona Subscription Receipts") at a price of $0.4749 per Salona Subscription Receipt. Each Salona Subscription Receipt will automatically convert into one common share of the Issuer (a "Salona Share") without payment of any additional consideration by the subscriber on the date (the "Escrow Release Date") that is the later of (i) the date of satisfaction or waiver of all conditions precedent to the Change of Business set forth in the Definitive Agreement (as defined below), (ii) the date on which the Securities and Exchange Commission declares the Registration Statement (as defined below) effective.

2. The proposed issuance by the Issuer to certain registered dealers on the Escrow Release Date of 876,231 non-transferable compensation options (the "Salona Compensation Options") as compensation for their services in connection with the Concurrent Salona Financing. Each Salona Compensation Option shall be exercisable to purchase one Salona Share at a price of $0.4749 per share for a period of 24 months from the closing of the Concurrent Salona Financing.

3. The issuance by Brattle Finco B.C. Ltd. ("Finco"), a wholly owned subsidiary of the Issuer, of 2,121,232 subscription receipts (the "Finco Subscription Receipts") at a price of $0.8548 per Finco Subscription Receipt (the "Concurrent Finco Financing"). Each Finco Subscription Receipt will automatically convert into one common share of Finco (a "Finco Share") and one share purchase warrant of Finco (a "Finco Warrant") without payment of any additional consideration by the subscriber on the Escrow Release Date. Each Finco Warrant will be exercisable to purchase one Finco Share at a price of $1.25 per share for 24 months from the closing of the Concurrent Finco Financing.

4. The proposed issuance by Finco to certain registered dealers on the Escrow Release Date of 243,675 non-transferable compensation options (the "Finco Compensation Options") as compensation for their services in connection with the Concurrent Finco Financing. Each Finco Compensation Option shall be exercisable to purchase one (1) Finco Share at a price of $0.8548 per share for a period of 24 months from the closing of the Concurrent Finco Financing.

5. The proposed acquisition by the Issuer of all of the issued and outstanding shares of capital stock of South Dakota Partners, Inc. ("SDP") pursuant to a share purchase agreement dated September 8, 2020 between the Issuer, Brattle Acquireco, SDP, and certain other parties, as sellers (the "Definitive Agreement").

6. The registration by Salona under the United States Securities Act of 1933, as amended, under a Registration Statement on Form S-1 filed on or about the date hereof (the "Registration Statement") of 13,321,375 Salona Shares (the "Registration Shares") further described below. Capitalized terms used and not defined herein have the meaning ascribed to such terms in the Registration Statement. All sums of money which are referred to in this Agreement are expressed in lawful money of Canada.

Pursuant to an amalgamation agreement among the Issuer, Finco and 1077863 B.C. Ltd. ("MergerSub") dated April 23, 2021 (the "Amalgamation Agreement"), and as set out in the Subscription Agreements (as defined below), immediately following the completion of the Change of Business and the conversion of the outstanding Finco Subscription Receipts into Finco Shares and Finco Warrants, the Issuer, Finco and MergerSub will complete an amalgamation under Section 269 of the Business Corporations Act (British Columbia) (the "Amalgamation") pursuant to which each outstanding Finco Share will be exchanged for one Salona Share, each Finco Warrant will be exchanged for a share purchase warrant of the Issuer exercisable to purchase one Salona Share on the same terms as the Finco Warrant (a "Resulting Issuer Warrant"), and each Finco Compensation Option will be exchanged for a compensation option of the Issuer exercisable to purchase one Salona Share on the same terms as the Finco Compensation Option (an "Exchangeable Compensation Option").

The 13,231,375 Registration Shares are comprised of: (i) 7,869,005 Salona Shares issuable upon exchange of the Salona Subscription Receipts, (ii) 2,121,232 Salona Shares to be issued upon completion of the Amalgamation in exchange for 2,121,232 Finco Shares issuable upon exchange of 2,121,232 Finco Subscription Receipts, (iii) 2,121,232 Salona Shares issuable upon exercise of 2,121,232 Resulting Issuer Warrants to be issued upon completion of the Amalgamation in exchange for 2,121,232 Finco Warrants, (iv) 876,231 Salona Shares issuable upon exercise of the Salona Compensation Options, and (v) 243,675 Salona Shares issuable upon exercise of the Exchangeable Compensation Options to be issued upon completion of the Amalgamation in exchange for the Finco Compensation Options.

Scope of Review and Reliances

In order to render our opinions expressed below, we have examined and relied upon the following documents:

(i) the subscription agreements executed by the subscribers in connection with the Concurrent Salona Financing and the Concurrent Finco Financing (in each case, a "Subscription Agreement");

(ii) the certificates representing the Salona Subscription Receipts and the Finco Subscription Receipts;

(iii) certificates dated the date hereof of the Interim Chief Executive Officer of the Issuer and President of Finco with respect to certain factual matters relevant to our opinions (the "Officer's Certificates");

(iv) the Amalgamation Agreement; and

(v) the Definitive Agreement.

We have relied exclusively upon the certificates, documents and records referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent investigation or verification of such factual matters

We have considered such questions of law, made such investigations and examined and relied upon such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render our opinions expressed herein.

Whenever our opinions refer to securities of the Issuer whether issued or to be issued, as being "fully paid and non-assessable", such opinion indicates that the holder of such securities cannot be required to contribute any further amounts to the Issuer by virtue of his, her or its status as holder of such securities, either in order to complete payment for the securities, to satisfy claims of creditors or otherwise. No opinion is expressed as to the adequacy of any consideration received by the Issuer therefor whether in cash, past services performed for the Issuer or otherwise.

Laws Addressed

We are not qualified to practice law in the United States of America. We are solicitors qualified to carry on the practice of law in the Province of British Columbia and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein as at the date hereof. We undertake no obligation to advise you of changes of law or fact that occur after the date hereof, or of any other matter which comes to our attention hereafter.

We express no opinion as to whether the Registration Statement provides full, true and plain disclosure of all material facts relating to the Issuer or the Registration Shares or whether the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, all within the meaning of applicable securities laws.

Our opinions hereinafter expressed are based on the laws in effect on the date hereof.

Assumptions and Qualifications

In rendering our opinions hereinafter expressed, we have assumed, without independent verification:

(a) the legal capacity of all individuals signing documents, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, telecopied or photocopied copies (including copies received by facsimile, scan or electronic mail);

(b) the completeness, accuracy, and currency of: (i) the indices and filing systems maintained at the public offices where we have searched or made inquiries, (ii) all documents supplied or otherwise conveyed to us by public officials, and (iii) all facts set forth in those documents and in official public records;

(c) the truthfulness and accuracy of the corporate records of the Issuer and Finco;

(d) that all documents reviewed by us have not been modified in any manner since the date they were submitted to us, whether by written or oral agreement or by conduct of the parties thereto or otherwise;

(e) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded;

(f) that all Registration Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement.

Opinions

Based and relying upon and subject to the foregoing and the qualifications hereinafter expressed, we are of the opinion that:

1. The Salona Shares issuable upon conversion of the Salona Subscription Receipts have been duly authorized and reserved for issuance by the Issuer, and upon conversion of the Salona Subscription Receipts in accordance with their terms, such Salona Shares will be validly issued as fully paid and non-assessable.

2. The Salona Shares issuable upon exercise of the Salona Compensation Options have been duly authorized and reserved for issuance by the Issuer, and upon exercise of the Salona Compensation Options in accordance with their terms, including payment of the exercise price, such Salona Shares will be validly issued as fully paid and non-assessable.

3. The Salona Shares issuable upon completion of the Amalgamation in exchange for the Finco Shares issuable upon conversion of the Finco Subscription Receipts have been duly authorized and reserved for issuance by the Issuer, and upon (i) issuance of such Finco Shares upon conversion of the Finco Subscription Receipts in accordance with their terms, and (ii) completion of the Amalgamation in accordance with the terms set forth in the Amalgamation Agreement, such Salona Shares will be validly issued as fully paid and non-assessable.

4. The Salona Shares issuable upon exercise of the Resulting Issuer Warrants issuable upon completion of the Amalgamation in exchange for the Finco Warrants have been duly authorized and reserved for issuance by the Issuer, and upon: (i) issuance of such Finco Warrants upon conversion of the Finco Subscription Receipts in accordance with their terms; (ii) completion of the Amalgamation in accordance with the terms set forth in the Amalgamation Agreement, and (ii) exercise of the Resulting Issuer Warrants in accordance with their terms, including payment of the exercise price, such Salona Shares will be validly issued as fully paid and non-assessable.

5. The Salona Shares issuable upon exercise of the Exchangeable Compensation Options issuable upon completion of the Amalgamation in exchange for the Finco Compensation Options have been duly authorized and reserved for issuance by the Issuer, and upon (i) issuance of such Exchangeable Compensation Options upon completion of the Amalgamation in accordance with the terms set forth in the Amalgamation Agreement, and (ii) exercise of the Exchangeable Compensation Options in accordance with their terms, including payment of the exercise price, such Salona Shares will be duly and validly issued as fully paid and non-assessable.

Our opinions are rendered solely for the benefit of the addressees, are being delivered in connection with the transactions described herein, and may not be relied upon by any other person or in connection with any other transaction, quoted from or referred to in any other documents, or furnished (either in its original form or by copy) to any other person without our prior written consent.

Yours very truly,

signed "DLA Piper (Canada) LLP"

DLA Piper (Canada) LLP